UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2024

MGO Global Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41592	87-3929852
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1515 SE 17th Street, Suite 121/#460236 Fort Lauderdale, Florida	33346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (347) 913-3316

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	MGOL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Principal Financial Officer

Effective as of January 15, 2024, Vincent Ottomanelli resigned from his position as Chief Financial Officer of MGO Global Inc., a Delaware corporation (the “Company”). As a result of Mr. Ottomanelli’s resignation as the Company’s Chief Financial Officer, he relinquished his role as the Company’s “Principal Financial and Accounting Officer” for Securities and Exchange Commission (“SEC”) reporting purposes. In connection with his resignation, on January 15, 2024, the independent contractor agreement between the Company and Mr. Ottomanelli, dated November 3, 2022, as amended, was terminated. Mr. Ottomanelli’s resignation did not result from any disagreement with the Company.

In connection with Mr. Ottomanelli’s resignation, the Board of Directors of the Company (the “Board”) approved the acceleration of the vesting date of 100,000 five-year stock options previously granted to Mr. Ottomanelli by changing the vesting date to January 15, 2024. The Board also approved a cash bonus of $13,500 to be paid to Mr. Ottomanelli in consideration of his meeting certain defined six-month performance objectives set forth by the Board of Directors for the second half of 2023, ended December 31, 2023. Mr. Ottomanelli has agreed to serve in a paid  advisory role for a minimum of two (2) consecutive months to assist with the transition to the new Chief Financial Officer for which the Company will pay him a monthly cash fee of $5,000.

(c) Appointment of Principal Financial Officer

Concurrently with Mr. Ottomanelli’s resignation, Dana Perez was appointed as the Chief Financial Officer of the Company effective as of January 15, 2024.

Dana Perez, age 46, brings over two decades of experience in accounting spanning numerous industries.  Prior to joining the Company, Ms. Perez served as the principal of Eschenburg Perez CPA, LLC, a specialty financial consulting firm she founded in October 2020 to provide outsourced CFO services to public and private companies and non-profit organizations. A Florida licensed CPA, she has specialized expertise in the areas of audit management and oversight, SEC compliance and reporting, technical memo preparation, government contract compliance, financial statement presentation and analysis, general ledger management and workflow automation implementation. From June 2021 through December 2022, Ms. Perez served as Chief Financial Officer of Jupiter Neurosciences; and from May 2013 through April 2021, she was the CFO of Adopt-A-Family of the Palm Beaches, Inc.  Earlier in her career, she served as Manager, National Office of Risk Management and Audit Manager at McGladrey, now RSM US, the fifth largest accounting firm in the United States.  Ms. Perez earned both a Bachelor of Science degree and a Master of Science degree in Accountancy from the University of North Carolina Wilmington.

Ms. Perez will be paid an annual base salary of $165,000 and be eligible to receive an annual cash bonus equal to up to 20% of her base salary upon certain performance objectives being achieved by the Company and by Ms. Perez in 2024 fiscal year, with said objectives to be predetermined by the Compensation Committee of the Company on or before February 1, 2024. Ms. Perez was also granted 50,000 restricted stock units upon her appointment pursuant to the Company’s 2023 Equity Incentive Plan, which shall convert into restricted common stock of the Company on January 15, 2025.

There are no arrangements or understandings between Ms. Perez and any other person pursuant to which Ms. Perez was appointed as a Chief Financial Officer of the Company. There are no family relationships between Ms. Perez and any director, executive officer of the Company, or person nominated or chosen by the Company to become a director or executive officer. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which Ms. Perez had, or will have, a direct or indirect material interest.

The foregoing is a summary description of certain terms of Ms. Perez’s employment. For a full description of all terms, please refer to the copy of the agreements that are filed herewith as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer letter between MGO Global Inc. and Dana Perez, dated January 15, 2024
10.2	Confidentiality Agreement between MGO Global Inc. and Dana Perez, dated January 15, 2024
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2024	MGO Global Inc.

	By:	/s/ Maximiliano Ojeda
	Name:	Maximiliano Ojeda
	Title:	Chief Executive Officer

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